News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr. Chief Financial Officer and Treasurer 970-498-3112

Woodward Reports Third Fiscal Quarter and Nine-Months Results

Fort Collins, Colo., July 23, 2009—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its third fiscal quarter of 2009. (All per share amounts are presented on a fully diluted basis.)

Quarterly Highlights

•	Sales for the quarter were $386 million, including acquisitions, up 17 percent from $330 million in the third quarter of last year.

•	Reported earnings per share were $0.36 for the quarter as compared with $0.47 for the same quarter last year. Excluding the special items highlighted in the reconciliation below, adjusted earnings per share were $0.41 this quarter.

•	Free cash flow for the quarter was $61 million compared to $48 million for the same period in the prior year.

•	$64 million of debt was repaid in the third quarter following the April 3, 2009 HRT acquisition.

Year-to-Date Highlights

•	Sales for the nine-month period, including acquisitions, were $1.066 billion, up 17 percent over the same period last year.

•	Reported year-to-date earnings per share for the nine-month period were $1.02 compared to $1.26 per share for the same period last year. Excluding special charges highlighted below, adjusted earnings per share were $1.23.

•	Free cash flow generated during the first nine months of fiscal 2009 was $97 million, up from $61 million generated in the first nine months of last year.

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Net sales for the quarter were $386.2 million, up 17 percent from $329.8 million for the same quarter of last year. Net earnings for the quarter were $25.0 million, or $0.36 per share, compared with $32.4 million, or $0.47 per share, in last year’s third quarter. Net earnings for the quarter included the special items noted in the reconciliation below. Foreign exchange rates had a negative impact in the quarter of approximately $13 million on net sales and an unfavorable impact of approximately $0.02 per share on net earnings.

Organic net sales (which excludes Airframe Systems segment external sales of $106.9 million) for the quarter were $279.3 million, down 15 percent from $329.8 million in the third quarter of 2008. Organic net sales were down 11 percent without foreign exchange impacts. Organic operating earnings (earnings before interest and taxes excluding the Airframe Systems segment) were down 12 percent compared to the same quarter last year. As previously announced, Woodward acquired MPC Products Corporation and HR Textron Inc. during fiscal 2009. These two operations now comprise our Airframe Systems segment.

Net sales for the nine-month period were $1.066 billion, up 17 percent from $907.7 million from the nine-month period last year. Net earnings for the nine-month period were $70.5 million, or $1.02 per share, compared with $87.5 million, or $1.26 per share, for last year’s nine-month period. Earnings for the nine-month period included the special items noted in the reconciliation below. Foreign exchange rates had a negative impact on net sales of approximately 3 percent and approximately $0.09 per share on net earnings for the first nine months of fiscal 2009 as compared to the corresponding period for the prior year.

Organic net sales for the nine months were $856.2 million, down 6 percent from the same period last year. Without the effects of foreign exchange rates, organic net sales were down approximately 2 percent. Organic operating earnings, excluding the special charges totaling $16.6 million taken in the second quarter of 2009, were $130.4 million, compared to $132.7 million for last year’s nine-month period. Foreign exchange rates also negatively impacted organic operating earnings for 2009 by approximately $6 million.

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RECONCILIATION OF EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE

	Three Months	Nine-Months
	Ended	Ended
	June 30, 2009	June 30, 2009
Earnings Per Share as reported	$0.36	$1.02
Purchase Accounting – Inventory	0.12	0.12
Favorable Resolution – Tax Issues	(0.07)	(0.07)
Workforce Management and Other Special Charges	--	0.16

Adjusted Earnings Per Share	$0.41	$1.23

“This quarter’s results reflect our continued focus on generating cash from both operations and working capital which allowed us to more rapidly reduce debt after our Airframe acquisitions,” said Chairman and Chief Executive Officer Thomas A. Gendron. “Both the MPC and HRT businesses are performing well operationally, integration is proceeding according to plan, and we have begun to realize some of the identified synergies. We are transforming these companies into a cohesive Woodward business that we expect will continue to deliver improved cash flow and profitability.”

Quarterly Segment Results

Turbine Systems
Turbine Systems’ segment net sales, which includes intersegment sales, for the third quarter were $148.2 million, a decrease of 4 percent from $153.7 million for the third quarter a year ago. Segment earnings for the third quarter of 2009 increased 5 percent to $30.8 million from $29.3 million for the same quarter a year ago. Segment earnings as a percent of net sales were 20.8 percent this quarter compared to 19.1 percent in the same quarter for the prior year. Our net sales performance reflected slowing deliveries of new aerospace equipment, partially offset by continued strength in our industrial offerings in the quarter. Segment earnings reflect actions taken to manage costs in response to lower sales.

Airframe Systems
As announced on April 3, 2009, we acquired HRT and added this business to our Airframe Systems segment. Segment net sales for the third quarter of 2009 were $107.7 million and the segment loss was $6.0 million. Segment earnings for the quarter reflected purchase accounting effects of $12.5 million in charges to cost of goods sold

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related to the step-up in inventory values associated with the HRT acquisition and $6.6 million in amortization of acquired intangibles related to both acquisitions, all of which were non-cash charges. Defense business was essentially flat this quarter compared to the same quarter last year, while commercial aerospace sales were slightly down. Airframe Systems has begun to realize previously anticipated cost savings, and further cost savings and marketing synergies are expected in coming quarters.

Electrical Power Systems
Electrical Power Systems’ segment net sales for the third quarter of 2009 were $69.1 million, a decrease of 11 percent from $77.2 million for the third quarter a year ago. Segment earnings for this quarter were $12.5 million compared to $10.8 million for the same quarter a year ago. Excluding the effects of foreign exchange rates, net segment sales are essentially flat for the quarter. Foreign exchange rates unfavorably affected sales by 10 percent. Segment earnings as a percent of sales increased to 18.1 percent this quarter compared to 14.0 percent for the same quarter last year. Without the effects of foreign exchange, wind turbine converter sales increased. This increase was offset by declines in other products for the power generation and distribution markets. Earnings were favorably affected by product mix and actions taken to manage costs.

Engine Systems
Engine Systems’ segment net sales for the third quarter of 2009 were $84.0 million compared to $130.9 million for last year’s third quarter, a decrease of 36 percent. Segment earnings for this quarter decreased 63 percent to $6.3 million from $17.0 million for the same period a year ago. Segment earnings as a percent of net sales were 7.5 percent this quarter compared to 13.0 percent in the same quarter last year. The lower sales levels were attributable to broad declines across the transportation and power generation markets. Foreign exchange rates negatively affected net sales by approximately $3 million, but the impact on segment earnings was not significant when compared to the prior year. Profitability was significantly affected by the decrease in volumes, partially offset by cost reduction actions taken during the quarter and reductions in freight costs.

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Nonsegment
Nonsegment expenses totaled $6.1 million for the third quarter of 2009, down 17.6 percent from $7.4 million for the same quarter last year.

Income taxes reflected a $5.0 million benefit for the favorable resolution of an international tax matter.

Year-to-Date Segment Results

Turbine Systems
Turbine Systems’ segment net sales for the nine-month period of 2009 were $450.7 million, an increase of 4 percent from $431.9 million for the same period a year ago. Segment earnings for the nine-month period increased 8 percent to $94.8 million from $87.5 million for the same period a year ago. Segment earnings as a percent of net sales were 21.0 percent for the first nine months of fiscal 2009 compared to 20.3 percent in the same period for the prior year.

Airframe Systems
Segment net sales for the nine-month period of 2009 were $211.6 million and segment losses for the nine-month period were $1.0 million. Segment earnings reflect the $12.5 million charge related to HRT purchase accounting effects on inventory and $13.3 million of intangible amortization related to both the MPC and HRT acquisitions, all of which were non-cash charges.

Electrical Power Systems
Electrical Power Systems’ segment net sales for the nine-month period of 2009 were $189.4 million, a decrease of 5 percent from $199.5 million for the same period a year ago. Segment earnings for the nine-month period increased 12 percent to $30.8 million from $27.5 million for the same period a year ago. Segment earnings as a percent of net sales increased to 16.3 percent during the nine-month period compared to 13.8 percent for the same period last year. Excluding the effects of foreign exchange rates, net segment sales were essentially flat for the quarter. Year-to-date, excluding the effects of foreign exchange rates, segment sales were up approximately 5 percent largely driven by increased wind turbine converter sales.

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Engine Systems
Engine Systems’ segment net sales for the first nine months of 2009 were $290.7 million compared to $370.8 million for the same period last year, a decrease of 22 percent. Segment earnings for the nine-month period decreased 39 percent to $25.7 million from $42.0 million for the same period a year ago. Segment earnings as a percent of net sales were 8.9 percent this nine-month period compared to 11.3 percent in the same period last year.

Nonsegment
Nonsegment expenses for the nine-month period were $37.5 million, compared to $24.3 million for the same period last year. Excluding special charges, nonsegment expenses were $20.9 million or 2.0 percent of net sales for the nine-month period, compared to 2.7 percent of net sales for the same period in the prior year.

Cash Flow and Financial Position
Net cash generated from operating activities improved to $63.3 million and $115.2 million for the three and nine-month periods of 2009 compared with $56.2 million and $85.4 million for the corresponding periods of fiscal year 2008, reflecting the organization’s continuing focus on working capital and operating cash flow initiatives. Free cash flow was $60.8 million and $97.2 million for the three and nine-month periods of 2009 as compared to $47.6 million and $60.8 million for the corresponding periods of 2008. Capital expenditures for the nine-month period were $18 million compared with $24.5 million in the first nine months of last year.

Our ratio of debt to debt-plus-equity was 50.1 percent at June 30, 2009 compared to 39.8 percent at the end of the prior quarter and 7.2 percent at September 30, 2008, reflecting the financing obtained in connection with the acquisitions.

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Outlook
As the current economic cycle transitions, visibility remains poor. We continue to believe the next 12-15 months will be challenging. We expect our end markets to be mixed with a slight overall decline in 2010. The full year effects of our HRT acquisition should offset the impact of these declines on our sales. We believe the actions we are taking favorably position us in the face of ongoing volatility and will enable us to continue strong cash flow generation. As we close out the current year and consistent with our previous guidance, we believe sales in 2009 will be approximately $1.45 billion and reported earnings per share will be approximately $1.35, which presently includes $0.21 of negative effects of the previously discussed special items.

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Non-GAAP Measures: Adjusted earnings per share, operating earnings and free cash flow are non-GAAP operating measures that we use in this press release. A description of these measures and a reconciliation of each to the most comparable GAAP measure is included in the release or in the schedules attached as part of this release. Management uses this information in monitoring and evaluating the ongoing performance of Woodward and each business segment.

Conference Call
Woodward will hold an investor conference call at 5:00 p.m. EDT on Thursday, July 23, 2009 to provide an overview of the financial performance for the third quarter of fiscal 2009, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing (866) 814-1918 (domestic) or (703) 639-1362 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1370762. An audio replay will be available by telephone from 8:00 p.m. EDT July 23, 2009 until 11:59 p.m. EDT on July 27, 2009. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international); reference access code 1370762.

About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more cost-effective equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; final outcomes of the investigations by the U.S. Department of Justice and the U.S. Department of Defense regarding certain pricing practices of MPC Products Corporation prior to June 2005; Woodward’s ability to implement and realize the intended effects of its restructuring efforts; Woodward’s ability to reduce its expenses in proportion to any sales shortfalls; the ability of Woodward’s suppliers to meet their obligations; Woodward’s ability to integrate acquisitions and costs related thereto; Woodward’s substantial debt and debt service requirements and its ability to operate its business and pursue business strategies in the light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2008 and any subsequently filed Form 10-Q.

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Woodward Governor Company
C O N D E N S E D C O N S O L I D A T E D S T A T E M E N T O F		E A R N I N G S
	Three Months Ended			Nine-Months Ended
	June 30,			June 30,
(Unaudited - in thousands except per share amounts)		2009	2008	2009	2008
Net sales	$386,193	$329,847		$1,065,598	$907,663

Costs and expenses:
Cost of goods sold	287,094	231,955		766,919	633,162
Selling, general, and administrative expenses	33,182	28,434		94,735	86,081
Research and development costs	20,676	18,994		58,556	53,401
Amortization of intangible assets	8,286	1,654		18,169	5,259
Restructuring and special charges	—	—		15,159	—
Interest expense	10,886	1,027		24,130	2,969
Interest income	(19)	(470)		(902)	(1,470)
Other, net	(605)	(843)		(787)	(2,971)

Total costs and expenses	359,500	280,751		975,979	776,431

Earnings before income taxes	26,693	49,096		89,619	131,232
Income taxes	(1,696)	(16,682)		(19,084)	(43,779)

Net earnings	$24,997	$32,414		$70,535	$87,453

Earnings per share amounts:
Basic	$0.37	$0.48		$1.04	$1.29
Diluted	$0.36	$0.47		$1.02	$1.26

Weighted-average number of shares outstanding:
Basic	67,805	67,245		67,762	67,590
Diluted	68,950	69,183		69,005	69,586

Cash dividends per share	$0.060	$0.060		$0.180	$0.175

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Woodward Governor Company
C O N D E N S E D	C O N S O L I D A T E D	B A L A N C E S H E E T S
		June 30,	September 30,
(Unaudited - in thousands)		2009	2008
Assets
	Current assets:
	Cash and cash equivalents	$67,556	$109,833
	Accounts receivable	233,650	178,128
	Inventories	340,631	208,317
	Income taxes receivable	5,620	—
	Deferred income tax assets	33,859	25,128
	Other current assets	20,675	16,649

	Total current assets	701,991	538,055
	Property, plant, and equipment-net	214,521	168,651
	Goodwill	469,566	139,577
	Other intangibles – net	350,985	66,106
	Deferred income tax assets	5,291	6,208
	Other assets	15,534	8,420

Total assets		$1,757,888	$927,017

Liabilities and stockholders’ equity
	Current liabilities:
	Short-term borrowings	$43,000	$4,031
	Current portion of long-term debt	42,926	11,560
	Accounts payable	82,154	65,427
	Income taxes payable	—	2,235
	Accrued liabilities	117,228	85,591
	Total current liabilities	285,308	168,844
	Long-term debt, less current portion	606,978	33,337
	Deferred income tax liabilities	94,845	27,513
	Other liabilities	80,678	67,695

	Total liabilities	1,067,809	297,389
	Stockholders’ equity	690,079	629,628

Total liabilities and stockholders’ equity		$1,757,888	$927,017

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Woodward Governor Company
C O N D E N S E D C O N S O L I D A T E D	S T A T E M E N T S O F C A S H	F L O W
	Nine-Months Ended
	June 30,
(Unaudited - in thousands)		2009	2008
Net cash provided by operating activities	$115,158	$85,351

Cash flows from investing activities:
Business acquisitions	(749,844)	—
Payments for purchase of property, plant, and equipment	(17,915)	(24,517)
Proceeds from sale of assets	4,338	863

Net cash used in investing activities	(763,421)	(23,654)

Cash flows from financing activities:
Cash dividends paid	(12,209)	(11,829)
Proceeds from sales of treasury stock as a result of exercises of stock options	1,646	7,649
Purchases of treasury stock	—	(38,701)
Excess tax benefits from stock compensation	278	9,555
Proceeds from issuance of long-term debt	620,000	—
Borrowings on revolving lines of credit and short-term borrowings	140,293	41,760
Payments on revolving lines of credit and short-term borrowings	(101,324)	(47,256)
Payments of long-term debt	(14,833)	(14,691)
Payment of long-term debt assumed in MPC acquisition	(18,610)	—
Net payments for cash flow hedges	(1,308)	—
Debt issuance costs	(5,602)	(412)

Net cash provided by (used in) financing activities	608,331	(53,925)

Effect of exchange rate changes on cash and cash equivalents	(2,345)	1,569
Net change in cash and cash equivalents	(42,277)	9,341
Cash and cash equivalents, beginning of period	109,833	71,635

Cash and cash equivalents, end of period	$67,556	$80,976

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Woodward Governor Company

S E L E C T E D F I N A N C I A L	I N F O R M A T I O N
	Three Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)		2008	2009	2008
	2009

Segment net sales *:
Turbine Systems	$148,188	$153,684	$450,735	$431,931
Airframe Systems	107,676	—	211,604	—
Electrical Power Systems	69,065	77,181	189,428	199,546
Engine Systems	83,979	130,917	290,678	370,779

Total segment net sales	$408,908	$361,782	$1,142,445	$1,002,256

Intersegment net sales:
Turbine Systems	$(3,114)	$(5,062)	$(11,123)	$(13,229)
Airframe Systems	(803)	—	(2,162)	—
Electrical Power Systems	(11,745)	(17,178)	(38,970)	(49,585)
Engine Systems	(7,053)	(9,695)	(24,592)	(31,779)
Total sales	$386,193	$329,847	$1,065,598	$907,663

Segment earnings**:
Turbine Systems	$30,840	$29,330	$94,774	$87,509
As a percent of segment sales	20.8	19.1	21.0	20.3
Airframe Systems	(5,990)	—	(956)	—
As a percent of segment sales	(5.6)	n/a	(0.5)	n/a
Electrical Power Systems	12,501	10,778	30,804	27,518
As a percent of segment sales	18.1	14.0	16.3	13.8
Engine Systems	6,335	16,982	25,748	42,048
As a percent of segment sales	7.5	13.0	8.9	11.3
Total segment earnings	43,686	57,090	150,370	157,075
Nonsegment expenses		(7,437)	(37,523)	(24,344)
	(6,126)

Operating earnings	37,560	49,653	112,847	132,731
Interest expense and income, net		(557)	(23,228)	(1,499)
	(10,867)

Consolidated earnings before income taxes	$26,693	$49,096	$89,619	$131,232

Capital expenditures	$2,561	$8,580	$17,915	$24,517
Depreciation expense	9,422	7,220	27,897	21,916

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

**This schedule reconciles segment earnings, which excludes certain costs, to consolidated earnings before taxes.

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Woodward Governor Company
R E C O N C I L I A T I O N O F N E T E A R N I N G S T O			O P E R A T I N G E A R N I N G S A N D		E B I T D A
	Three Months Ended				Nine-Months Ended
	June 30,				June 30,
(Unaudited - in thousands)			2009	2008	2009	2008
Net earnings	$24,997		$32,414		$70,535	$87,453
Income taxes	1,696		16,682		19,084	43,779
Interest expense	10,886		1,027		24,130	2,969
Interest income		(19)	(470)		(902)	(1,470)

OPERATING EARNINGS	37,560		49,653		112,847	132,731
Amortization of intangible assets	8,286		1,654		18,169	5,259
Depreciation expense	9,422		7,220		27,897	21,916

EBITDA	$55,268		$58,527		$158,913	$159,906

OPERATING EARNINGS	$37,560	$49,653	$112,847		$132,731
Less: Airframe Systems operating (loss)	(5,990)	—		(956)	—
ORGANIC OPERATING EARNINGS	$43,550	$49,653	$113,803		$132,731

Operating earnings (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-GAAP financial measures. The use of these measures is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use both Operating Earnings and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.

Management uses Operating Earnings to evaluate its performance without financing and tax related considerations as these elements may not fluctuate with operating results. EBITDA is used in reviewing compliance with its debt covenants and in evaluating capital structure impacts of various strategic scenarios.

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Woodward Governor Company
RECONCILIATION OF FREE CASH FLOW TO CASH FLOW FROM OPERATIONS
	Three Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2009	2008	2009	2008
Net cash provided by operating activities	$63,332	$56,160	$115,158	$85,351
Capital expenditures	(2,561)	(8,580)	(17,915)	(24,517)
Free cash flow	$60,771	$47,580	$97,243	$60,834

Free cash flow is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.

Management uses free cash flow in reviewing the financial performance of its various business segments.

Woodward Governor Company
SPECIAL ITEM SUMMARY
	Three Months Ended June		Nine-Months Ended
	30, 2009		June 30, 2009
	In millions	Per Share	In millions	Per Share
Items that (increased) decreased net
earnings in 2009:
Purchase accounting – inventory	$12.5		$12.5
Less: income tax impact	(4.5)		(4.5)
	8.0	$0.12	8.0	$0.12
Workforce management and other
special charges	—	—	16.6
Less: income tax impact	—	—	(6.3)

	—	—	10.3	0.16
Favorable resolution — tax issues	(5.0)	(0.07)	(5.0)	(0.07)

Net decrease in net earnings	$3.0	$0.05	$13.3	$0.21

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